FOR IMMEDIATE RELEASE
Intel Corporation to Nominate New Representative to Replace Arvind Sodhani on
Clearwire Corporation’s Board of Directors
KIRKLAND, Wash. — December 27, 2007 — Wireless broadband pioneer Clearwire Corporation (NASDAQ: CLWR) today announced that Arvind Sodhani tendered his resignation from the Clearwire board. Intel Corporation intends to appoint a new representative to Clearwire’s board of directors as soon as practicable, replacing Arvind Sodhani, who joined the Clearwire board in 2006. Mr. Sodhani serves as president of Intel Capital and executive vice president of Intel Corporation, and has been one of two members of the Clearwire board that are appointed by Intel. Mr. Sodhani resigned from the Clearwire board effective December 23, 2007. David Perlmutter, a Clearwire board member since 2006 and senior vice president of Intel Corporation will remain on the Clearwire board of directors.
Because of the scope of Mr. Sodhani’s responsibilities as president of Intel Capital and executive vice president of Intel Corporation, Mr. Sodhani believed that it was prudent that he resign from the Clearwire board to avoid any conflicts of interest that might arise. Mr. Sodhani stated "Intel continues to view WiMAX as a top strategic initiative and looks forward to continuing to support Clearwire to develop, deploy and market a mobile WiMAX service offering in the U.S. over Clearwire’s network. My resignation was not in any way related to any disagreement with Clearwire’s management or the company’s operations policies, practices or strategic direction."
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, fast, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered
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in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 16 states across the U.S. as well as in Europe. For more information, visit www.clearwire.com.
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Forward Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; and industry conditions. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on November 14, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.
Contact:
Helen Chung
Clearwire
425-216-4551
helen.chung@clearwire.com